Exhibit 10.6

David M. Zaslav
Dear David,
On May 20, 2014, Discovery Communications, Inc. (the “Company”) declared a special dividend of shares of the Company's Series C Common Stock (the “Stock Dividend”) payable on August 6, 2014 (the “Dividend Date”) to holders of record of the Company's Series A Common Stock, Series B Common Stock and Series C Common Stock as of the close of business on July 28, 2014. You are the holder of certain unvested Appreciation Units (as defined in the Company’s Discovery Appreciation Plan (as amended) (the “DAP”) (the “Series A Appreciation Units”)). To maintain the value of your Series A Appreciation Units following the Dividend Date, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has determined it equitable and appropriate, and consistent with the adjustment provisions of the DAP, to:

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adjust the Beginning Unit Value (as defined in the DAP) for the Series A Appreciation Units to equal the Beginning Unit Value for the Series A Appreciation Units, multiplied by the quotient obtained by dividing (a) the difference between (i) the volume weighted average trading price on the NASDAQ Global Select Market, measured over the five trading days from July 30, 2014 through August 5, 2014 (inclusive) (the “VWAP”) of the Company’s Series A Common Stock and (ii) one-half of the VWAP of the Series C Common Stock, by (b) the VWAP of the Series A Common Stock, with the result rounded up to the nearest six decimal places, as illustrated below:

and

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adjust your Series A Appreciation Units by issuing you additional Appreciation Units (the “Series C Appreciation Units”) pursuant to which you shall be entitled to receive a benefit equal to the appreciation, if any, in the value of each such Appreciation Unit during the applicable Appreciation Period (as defined in the DAP) which appreciation shall be measured by reference to the Company’s Series C Common Stock. For this purpose, all references to “Class A” shares in the definitions of Beginning Unit Value and Ending Unit Value in the DAP shall read “Series C.” Because this adjustment to your Series A Appreciation Units is being made consistent with the adjustment provisions of the DAP, the number of Series C Appreciation Units you will receive is equal to the number of your Series A Appreciation Units that are not yet vested as of the Dividend Date. The Beginning Unit Value for the Series C Appreciation Units shall be set to equal the Beginning Unit Value for the Series A Appreciation Units as of immediately prior to the effective time of the adjustment, multiplied by the quotient obtained by dividing (a) one-half of the VWAP of the Series C Common, by (b) the VWAP of the Series A Common Stock, with the result rounded up to the nearest six decimal places, as illustrated below:

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The terms of your Series C Appreciation Units, including the Date of Grant, vesting schedule and applicable Regular Maturity Dates, are otherwise identical to the terms of your existing Series A Appreciation Units and shall be subject to the applicable Appreciation Unit award agreements under which your Series A Appreciation Units were granted and the terms of your Employment Agreement with the Company dated January 2, 2014.

DAP Award Summary

Date of Grant	January 2, 2011
DAP Units – Series A	<Number of Units Underlying Unexercised Portion of Series A DAP>
DAP Units – Series C	<Number of Units Underlying Unexercised Portion of Series A DAP>
Beginning Unit Value – Series A Appreciation Units	<Base Price>
Beginning Unit Value – Series C Appreciation Units	<Base Price>
Regular Maturity Date	January 2, 2015